Exhibit 21.01

LIST OF SUBSIDIARIES

NAME	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION
Deterrence Acquisition Ltd.	UK
GLOBEtrotter Software, Inc.	California
Macrovision Europe Limited	United Kingdom
Macrovision International Holding Limited Partnership	Cayman Islands
Macrovision Israel, Ltd.	Israel
Macrovision Japan and Asia KK	Japan
Macrovision Korea Co., Ltd.	Korea
Macrovision Licensing & Holding B.V.	Netherlands
Macrovision Limited (formerly InstallShield Software Limited)	United Kingdom
Macrovision Service Corporation	Delaware
Macrovision Taiwan Ltd.	Taiwan
Macrovision UK Limited	United Kingdom